Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-160702, 333-80387, 333-86224, 333-108342, and 333-117986 on Form S-8 of our reports dated March 11, 2011, relating to the financial statements of Columbia Sportswear Company, and the effectiveness of Columbia Sportswear Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Sportswear Company for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Portland, Oregon

March 11, 2011